EXHIBIT 2.2

                               AMENDMENT AGREEMENT

                                 Amendment No. 1

This Amendment No. 1 dated November 19, 1999 to the Agreement and Plan of Merger dated as of July 14, 1999 between Merrill Corporation, a Minnesota corporation (the "Company"), and Viking Merger Sub, Inc., a Minnesota corporation ("Merger Sub") (the "Merger Agreement").

1. Section 1.02(e) of the Merger Agreement is hereby amended by deleting the words "a warrant to acquire shares of common stock, par value $.01 per share of the Surviving Corporation" and inserting in place thereof the words "a warrant to acquire shares of Class B Common Stock of the Surviving Corporation".

2. Except as amended hereby the Merger Agreement shall continue in full force and effect.

3. All references in the Merger Agreement to "this Agreement" or words of like import shall be deemed to mean the Merger Agreement as amended hereby.

In witness whereof the parties hereof have caused this amendment to the Merger Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                              MERRILL CORPORATION

                              By:  /s/ STEVEN J. MACHOV
                                 ---------------------------------------
                                       Steven J. Machov
                                 Vice President, General Counsel and Secretary

                              VIKING MERGER SUB, INC.

                              By:  /s/ WILLIAM F. DAWSON
                                 ---------------------------------------
                                       William F. Dawson
                                  President and Treasurer


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